Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-228592-06
and 333-228592

ABS: HAROT 2020-2 * $1.315+Bln ($1.25Bln Offered) -Full Pxg Details

$1.315+Bln ($1.25Bln offered) Honda Auto Receivables 2020-2 Owner Trust

JT-Leads: BofA (struc), Mizuho, MUFG,  SocGen Co-Mgrs: ANZ, BARC, TD, USB

	Size	Offered
CLS	($mm)	($mm)	WAL	MDY/S&P	EXP	LEGAL	BENCH	SREAD	YLD	CPN	$PRICE
A-1	253.000	240.350	0.24	P-1/A-1+	11/20	6/15/21	N/A
A-2	476.000	452.200	0.96	Aaa/AAA	11/21	11/15/22	EDSF	+ 45	0.749	0.74	99.99252
A-3	476.000	452.200	2.22	Aaa/AAA	7/23	7/15/24	ISWP	+ 55	0.825	0.82	99.99213
A-4	110.790	105.250	3.22	Aaa/AAA	8/23	10/15/26	ISWP	+ 80	1.098	1.09	99.98265

BILL & DELIVER	:	BofA	BBG TICKER	:	HAROT 2020-2
EXPECTED RATINGS	:	Moody's/S&P	REGISTRATION	:	PUBLIC
EXPECTED SETTLE	:	5/27/20	FIRST PAY DATE	:	6/15/20
EXPECTED PRICING	:	Priced 5/18/20	PXG SPEED	:	1.3% ABS to 10% CALL
ERISA ELIGIBLE	:	YES	DENOMS	:	$1k/$1k

CUSIPS:	A-1	43813DAA6	INTEXNET	:	basharot_2020-2_upsize
	A-2	43813DAB4			Password: 62X7
	A-3	43813DAC2
	A-4	43813DAD0

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.